Exhibit 99.2

PRESS RELEASE

Contact:
Nicole Foderaro	Carolyn Bumgardner Wang
Director of Corporate	WeissComm Partners, Inc.
Communications & IR	415-225-5050
650-517-8472	carolyn@weisscommpartners.com
nfoderaro@nuvelo.com

NUVELO REDUCES EXPENSES AND REALIGNS ORGANIZATION TO FOCUS ON

PROGRAMS EXPECTED TO YIELD NEAREST-TERM PROOF-OF-CONCEPT DATA

— Annual Reduction in Expense Expected to be Approximately $15 Million —

SAN CARLOS, Calif., August 1, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced that it is reducing its workforce by approximately 30 percent and realigning its organization to focus on core development programs that it believes will produce nearest-term proof-of-concept data. The company plans to continue to pursue development of alfimeprase, NU206 and NU172 and has decided to suspend development of rNAPc2 in all indications including cancer and acute coronary syndromes (ACS).

As a result of the reduction in workforce, effective August 3, 2007, the company expects to have less than 80 employees, a reduction of 45 percent from year end 2006. Nuvelo expects this realignment of personnel and programs to result in reduced annual expenses of approximately $15 million from current levels.

As part of the reorganization, Ward Wolff, senior vice president and chief financial officer (CFO), will be leaving the company effective August 14, 2007. Lee Bendekgey will reassume the role of CFO in addition to his current role as senior vice president and general counsel. Mr. Bendekgey previously served as CFO from July 2004 through November 2005.

“In order to align with our current strategy, we made hard decisions regarding our programs and the organization. In looking at each of our programs, we evaluated the development and regulatory pathway, anticipated cost, probability of success, commercial opportunity, unmet medical need and alignment with our expertise and core competencies,” stated Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We now feel we have the appropriate team in place for our new path forward, allowing us to focus on attaining key milestones in our most promising development programs while maintaining a strong financial foundation. We want to express our deep appreciation to the dedicated, hardworking employees who will be leaving Nuvelo. They have contributed greatly to our progress, and we wish them well in their future endeavors.”

The company is providing severance and career transition assistance to the employees directly affected by the restructuring, and Nuvelo anticipates incurring restructuring charges of

201 Industrial Road, San Carlos, CA 94070     tel: 650/517-8000     fax: 650/517-8001     www.nuvelo.com

approximately $2.5 million in the third quarter of 2007, primarily associated with personnel-related termination costs. As of June 30, 2007, Nuvelo had cash, cash equivalents and short-term investments of $120.2 million, which does not include the $15.0 million received from Bayer in the third quarter related to the termination of the 2006 collaboration agreement between Nuvelo and Bayer.

Nuvelo management will provide additional financial results as well as review the company's research and development programs with its second quarter 2007 financial results announcement and conference call scheduled for today, Wednesday, August 1, 2007 at 4:30 p.m. EDT.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo's development pipeline includes alfimeprase, a direct-acting fibrinolytic for the treatment of thrombotic-related disorders including acute ischemic stroke and catheter occlusion and preclinical candidates NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease and NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical or surgical procedures. In addition, Nuvelo expects to leverage its expertise in cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” including statements regarding the anticipated impact of the workforce reduction and program suspension, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070    tel: 650/517-8000    fax: 650/517-8001    www.nuvelo.com